Exhibit 99.1

QUEST SOFTWARE ANNOUNCES END OF “GO-SHOP” PERIOD; BOARD SPECIAL COMMITTEE DESIGNATES MULTIPLE PARTIES AS QUALIFIED GO-SHOP BIDDERS

ALISO VIEJO, Calif., May 9, 2012 – Quest Software, Inc. (Nasdaq: QSFT) (the “Company”) today announced the expiration of the 60-day “go-shop” period provided for under the terms of the previously announced merger agreement (the “Merger Agreement”) between the Company and affiliates of Insight Venture Partners (“Insight”).

During the “go-shop” period, representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”), financial advisor to a Special Committee of the Company’s Board of Directors (the “Special Committee”), engaged in a broad solicitation of strategic and financial parties potentially interested in pursuing an alternative transaction with the Company.

Prior to the expiration of the “go-shop” period, the Special Committee received multiple written proposals for potential alternative transactions with the Company. After consulting with its financial and legal advisors, the Special Committee has determined, pursuant to Section 5.2(a) of the Merger Agreement, that multiple proposals (each, an “alternative proposal,” and together, the “alternative proposals”) are reasonably expected to lead to a superior proposal (as defined in the Merger Agreement), and also has determined that the parties from which the Special Committee received these alternative proposals are “Qualified Go-Shop Bidders” (as defined in the Merger Agreement).

Subject to certain conditions set forth in the Merger Agreement, the Company may continue to furnish information to and engage in further discussions and negotiations with such Qualified Go-Shop Bidders.

The Special Committee has not yet determined that any of the alternative proposals constitute a superior proposal under the Merger Agreement. The alternative proposals are subject to several conditions, including completion of due diligence and the negotiation of mutually acceptable definitive agreements. Accordingly, there can be no assurance that any of the alternative proposals will ultimately lead to a superior proposal as discussions and negotiations with the Qualified Go-Shop Bidders could terminate at any time. The Special Committee has not changed its recommendation with respect to, and continues to support, the Company’s pending merger with Insight pursuant to the Merger Agreement.

About Quest Software, Inc.

Established in 1987, Quest Software (Nasdaq: QSFT) provides simple and innovative IT management solutions that enable more than 100,000 global customers to save time and money across physical and virtual environments. Quest products solve complex IT challenges ranging from database management, data protection, identity and access management, monitoring, user workspace management to Windows management.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger of the Company with an affiliate of Insight. In connection with the proposed transaction with Insight, the Company has filed a preliminary proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”), and intends to file a definitive proxy statement and other relevant materials. The definitive proxy statement will be sent or given to the stockholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, QUEST SOFTWARE’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Quest Software with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Quest Software by contacting Quest Software’s Investor Relations by telephone at (949) 754-8000, or by mail at Quest Software, Inc., 5 Polaris Way, Aliso Viejo, California 92656, Attention: Investor Relations, or by going to Quest Software’s Investor Relations page on its corporate web site at www.quest.com.

Participants in the Solicitation

Quest Software and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Quest Software in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the transaction described herein has been included in the preliminary proxy statement described above and will be included in the definitive proxy statement to be filed with the SEC. Additional information regarding these directors and executive officers is included in Quest’s amended Annual Report on Form 10-K/A, which was filed with the SEC on April 30, 2012.

Forward-Looking Statements

This release may include predictions, estimates and other information that might be considered forward-looking statements. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors. If the proposed transaction is consummated, our unaffiliated stockholders will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. Additional factors that may affect the future results of the Company are set forth in its filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, which is available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

Contacts:	Quest Software, Inc.
Media:
Tracy Benelli / 949-754-8633
Tracy.Benelli@quest.com
or The Abernathy MacGregor Group
Tom Johnson / 212-371-5999 / TBJ@abmac.com
James Lucas / 213-630-6550 / JBL@abmac.com
Investors:
Stephen Wideman / 949-754-8142 / stephen.wideman@quest.com